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                                                                    EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Gart Sports Company:

We consent to incorporation by reference in registration statement No. 333-59090 on Form S-4 of our report dated March 14, 2000, with respect to the consolidated balance sheet of Gart Sports Company and subsidiaries as of January 29, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the 52 weeks ended January 29, 2000 and January 30, 1999, which report appears in the February 3, 2001 annual report on Form 10-K of Gart Sports Company and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG LLP


Denver, Colorado
May 3, 2001